Exhibit 10.32

61 NORTH BEACON STREET
ALLSTON, MASSACHUSETTS

I N D E X T O L E A S E
FROM

BEACON NORTH VILLAGE, LLC

TO
X4 PHARMACEUTICALS, INC.

61 North Beacon Street, Allston, MA – X4 Pharmaceuticals

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61 North Beacon Street, Allston, MA – X4 Pharmaceuticals

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61 North Beacon Street, Allston, MA – X4 Pharmaceuticals

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61 North Beacon Street, Allston, MA – X4 Pharmaceuticals

61 NORTH BEACON STREET
ALLSTON, MASSACHUSETTS
THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building known as 61 North Beacon Street, Allston, Massachusetts.
The parties to this instrument hereby agree with each other as follows:
ARTICLE I.
Basic Lease Provisions and Enumerations of Exhibits
1.1 Introduction
The following sets forth the basic data and identifying Exhibits elsewhere hereinafter referred to in this Lease, and, where appropriate, constitute definitions of the terms hereinafter listed.
1.2 Basic Data

Execution Date:	November , 2019
Landlord:	Beacon North Village, LLC
Present Mailing Address of Landlord:	61 North Beacon Street, Boston, MA 02134
Landlord’s Construction Representative:	Kerin Shea, kshea@ciccologroup.com
Tenant:	X4 Pharmaceuticals, Inc., a Massachusetts corporation
Present Mailing Address of Tenant:	955 Massachusetts Avenue, 4th Floor Cambridge, MA 02139
Term or Lease Term: (sometimes called the “Original Lease Term”)	The period commencing on the Commencement Date and ending on the last day of the seventh (7th) Lease Year (“Expiration Date”), unless extended or sooner terminated as provided in this Lease.
Extension Option:	One period of five (5) years as provided in and on the terms set forth in Section 3.2 hereof.
Lease Year:
For purposes hereof, “Lease Year” shall mean each consecutive twelve (12) month period beginning on the Commencement Date or an anniversary of the Commencement Date, provided, however, that if the Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Commencement Date and end on the last day of the month containing the first anniversary of the Commencement Date, and each succeeding Lease Year shall begin on the day following the expiration of the prior Lease Year.

Commencement Date:	Simultaneous with the Execution Date.
Premises:
The entire third (3rd) and fourth (4th) floors containing approximately 28,000 square feet of Rentable Floor Area in the aggregate, all as shown on the floor plans annexed hereto as Exhibit D and incorporated herein by reference.

Rentable Floor Area of the Premises:	Determined to be Twenty Eight Thousand (28,000) square feet
Annual Fixed Rent:
During the Original Lease Term at the following annual amounts:

(i)During the period commencing on the Rent Commencement Date and continuing through the expiration of the first (1st) Lease Year, the annual amount of $980,000.00 (being equal to the product of (x) $35.00 and (y) the Rentable Floor Area of the Premises);

(ii)For each subsequent Lease Year during the Original Lease Term, the Annual Fixed Rent shall increase by $1.00 per square foot of Rental Floor Area of the Premises).

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.
Total Rentable Floor Area of the Building:	71,000 square feet.
Building:	The Building located on the land known as and numbered 61 North Beacon Street, Allston, Massachusetts, as the same may be altered, expanded, reduced or otherwise changed by Landlord from time to time.
Permitted Use:
Executive, professional and administrative offices and all lawful uses ancillary thereto, in all events as may from time to time be permitted under the Zoning ByLaw of the City of Allston and consistent with the types of uses generally found in firstclass office buildings in the Allston/Brighton and Brighton Landing area (the “Market Area”).

Letter of Credit:
One Million One Hundred Forty Thousand Three Hundred Seventy Eight Dollars and Sixty Cents ($1,140,378.60), payable in accordance with and to be held and released subject to the provisions of Section 16.26.

Brokers:	CBRE, Inc.
Historic Tax Credits:	The historic rehabilitation tax credit allowed for qualified rehabilitation expenditures incurred in connection with the “certified rehabilitation” of a “certified historic structure” pursuant to Section 47 of the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of prior or succeeding law.

1.3 Enumeration of Exhibits
The following Exhibits attached hereto are a part of this Lease, are incorporated herein by reference, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein to be performed by Landlord and Tenant, as and where stipulated therein.
Exhibit A --  Legal Description
Exhibit B-1 -- Work Agreement
Exhibit B-2 -- Tenant Plan and Working Drawing Requirements
Exhibit B-3 -- Tenant’s Fit Plan
Exhibit B-4 -- Roof Area
Exhibit C -- Landlord’s Services
Exhibit D -- Floor Plans of the Premises
Exhibit E -- ACH Directive
Exhibit F -- Omitted
Exhibit G -- Forms of Lien Waivers
Exhibit H -- Broker Determination of Prevailing Market Rent
Exhibit I -- List of Mortgages
Exhibit J -- Form of Letter of Credit
Exhibit K -- Form of Notice of Lease
Exhibit L -- Form of SNDA
Exhibit M -- Controllable Expenses

ARTICLE II.
Premises
2.1 Demise and Lease of Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator walls, mechanical rooms, electric and telephone closets, janitor closets, and pipes, ducts, shafts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor. Tenant shall have the nonexclusive right to use the loading areas, fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, shafts, plenum spaces and elevators serving such Building, subject, however, to the extent Tenant is given prior written notice thereof, to Landlord’s reasonable rules and regulations relative to the access to and use of such spaces.
2.2 Appurtenant Rights and Reservations
(A) Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises the non-exclusive right to use and to permit Tenant’s invitees (as appropriate, given the nature of their business at the Premises) to use from time to time in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (the “Rules and Regulations”): (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor (collectively, the “Common Areas”); and no other appurtenant rights and easements. Landlord may modify, amend, supplement or change the Rules and Regulation from time to time upon reasonable prior notice (except in the event of an emergency) to Tenant and provided that, except if required in connection with applicable Legal Requirements, in no event shall any new Rules and Regulations be inconsistent with Tenant’s rights under this Lease or increase Tenant’s obligations (other than to a de minimis extent) or liabilities under this Lease. Landlord agrees that the Rules and Regulations will not be modified in a discriminatory manner with respect to Tenant or any other occupant of the Building, will be enforced in a uniform and non-discriminatory manner and in the event of a conflict between this Lease and the Rules and Regulations, the provisions of this Lease shall control.
(B) Tenant shall be permitted reasonable access to and use of the risers, conduits and shafts in the Building (not to exceed Tenant’s proportionate share of available space that is not being used for operation of the Building) required for Tenant to run electrical and telecommunications conduits or cable for the Premises.

Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by all applicable compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, matters and restrictions of record (including, without limitation, preservation restrictions that may be recorded after the date of this Lease) and orders and requirements of all public authorities (collectively, the “Legal Requirements”) and except that Landlord will not unreasonably withhold, condition or delay its approval of any telecommunications provider designated by Tenant to service the Premises.
(C) Landlord reserves for its benefit the right from time to time, without unreasonable interference with Tenant’s use and upon reasonable prior notice to Tenant (except in the event of an emergency): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building, (b) to maintain, use, operate, lease and repair the existing solar array on the roof of the Building, as the same may be modified in Landlord’s sole discretion, and (c) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises, provided that, except to the extent required by Legal Requirements, (i) such items do not adversely affect the first class appearance or usefulness of the Premises, (ii) no such work shall result in material changes in entrance doors to the Premises or corridors on multi-tenant floors on which any portion of the Premises is located without Tenant’s express consent, and (iii) no such work shall reduce the usable area of the Premises (other than to a de minimis extent) or increase Tenant’s obligations (other than to a de minimis extent) or liabilities under this Lease. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees, with respect to any of the foregoing activities which require work in or access to the Premises, to use all reasonable efforts to give Tenant reasonable advance notice of such work and to perform the same at such times and in such manner, after consultation with Tenant, as to minimize interference with Tenant’s use of the Premises.
(D) Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and plazas and Common Areas, except that at all times during the term of this Lease Tenant shall have a reasonable means of access from a public street to the Premises. Without limitation of the foregoing reservation of rights by Landlord, it is understood that in its sole discretion Landlord shall have the right to change and rearrange the Common Areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof for exhibitions and displays and to sell, lease or dedicate all or part thereof to public use; and further that Landlord shall have the right to make changes in, additions to and eliminations from the Building, the Premises excepted; provided however that, except to the extent required by Legal Requirements, Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises. No changes shall be made to the Common Areas after the Commencement Date that would unreasonably interfere with Tenant’s access to or use of the Premises for the purposes of this Lease. Landlord is not under any obligation to permit individuals without proper building identification to enter the Building after 6:00 p.m.
(D) Tenant shall have a nonexclusive right to use the fire stairwells in the Building (the “Fire Stairs”) for the purpose of access between the floors of the Building on which the Premises are located, at no additional rental charge to Tenant, provided that (1) such use shall be permitted by, and at all times be in accordance with, all applicable Legal Requirements; and (2) Tenant shall comply with all of Landlord’s reasonable rules and regulations adopted from time to time with respect thereto. Tenant shall, at its sole cost and expense, link its key cards to the locking system on the doors in the Fire Stairs and the floors of the Premises and tie Tenant’s security system into the Building security system, provided that in any event such locking system must be configured in such a way so as to automatically disengage in the event of an emergency or loss of power. Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door. Tenant shall not make any Alterations on the Fire Stairs other than such key card locking system.
(E) Tenant shall have dedicated space on the roof of the Building for placement of the air handling units to serve the Premises, to be installed in accordance with the terms of Exhibit B, to be in the area shown on Exhibit B-4 (the “Tenant Roof Area”). Landlord shall be responsible, at Landlord’s sole cost and expense, for removing any existing solar panels from the Tenant Roof Area prior to installation of the dunnage by Landlord.
2.2.1 Tenant’s Equipment.

(A) Subject to the terms and provisions of this Section 2.2.1, Tenant shall be permitted to install HVAC equipment and any and all related equipment to accommodate Tenant’s excess HVAC requirements (collectively, the “Tenant’s Equipment”) in a location or locations reasonably designated by Landlord, provided that (i) such installation and the operation thereof shall not cause any measurable interference with any existing communication or solar equipment at the Building, and (ii) such installation does not adversely affect the structural elements, Legal Requirements or the visual aesthetic of the Building as determined by Landlord in its sole discretion. In addition, Landlord shall have the option upon notice to Tenant to relocate the Tenant’s Equipment to other areas at Landlord’s sole cost and expense and so long as such relocation does not materially adversely affect Tenant’s use of the Premises. Tenant shall have no right to license, sublease, assign or otherwise transfer its rights to install and use the Tenant’s Equipment on the Building (other than to an assignee or subtenant permitted or consented to under this Lease). Landlord hereby reserves the sole right to the rooftop of the Building.

(B) Tenant’s use of the Tenant’s Equipment shall be upon all of the conditions of the Lease, except as modified below:

(i) It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing the Tenant’s Equipment and screening reasonably required by Landlord. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate any portion of the Tenant’s Equipment until Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant's plans and specifications therefor. Landlord will not require Tenant’s Equipment to be removed by Tenant upon the expiration or earlier termination of this Lease; provided, however this shall not affect or in any way limit Tenant’s obligation to remove Required Removables in accordance with the terms of this Lease.

(ii) Landlord shall have no obligation to provide any services to the Tenant’s Equipment, provided Tenant shall have the right to connect Tenant’s Equipment to existing base building utility systems, subject to Landlord’s right to reasonably approve such connections. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 2.2.1, arrange for all utility services required for the operation of the Tenant’s Equipment.

(iii) Tenant shall separately meter or check meter (Tenant being responsible for the costs of any such meter or check meter and the installation and connectivity thereof) electric and water service to the Premises in connection with Tenant’s Work (defined in Exhibit B-1). Gas service has been separately metered to the Premises. Tenant shall directly pay to the utility all electric consumption on any separate meter as of the Commencement Date.

(iv) Tenant shall have no right to make any changes, alterations or other improvements to the Tenant’s Equipment without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall have the right to maintain and make repairs to the Tenant’s Equipment.

(iv) Tenant shall be responsible for the cost of repairing any damage to the Building or other tenant spaces caused by the installation, use and removal of the Tenant’s Equipment.

(v) Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Tenant’s Equipment other than Tenant.

(vi) To the maximum extent permitted by law, Tenant’s use of the Tenant’s Equipment shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Tenant’s Equipment is damaged for any reason.

(vii) Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate portions of the Tenant’s Equipment to another area within the Building reasonably acceptable to Tenant. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations

(viii) In addition to the indemnification provisions set forth in this Lease (which shall be applicable to the Tenant’s Equipment), Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from the installation, use or removal of the Tenant’s Equipment.

(C) Tenant shall, at its sole cost and expense, secure the approvals of all governmental authorities and all permits required by governmental authorities having jurisdiction over such approvals for the Tenant’s Equipment, and shall provide Landlord with copies of such approvals and permits prior to commencing any work with respect thereto. In addition, Tenant shall be solely responsible for all costs and expenses in connection with the installation, maintenance, use and removal of the Tenant’s Equipment, except that Tenant will not be obligated to pay Landlord any rental for that portion of the Building and/or the Site on which the Tenant’s Equipment is located. Tenant shall have access to those portions of the Building and/or the Site on which the Tenant’s Equipment is located for the purposes of inspecting, repairing, maintaining and replacing the same, subject in all events to Landlord’s reasonable rules and regulations regarding such access (it being understood and agreed, without limiting the generality of the foregoing, that access to the rooftops of the Building is controlled by Landlord).
ARTICLE III.
Lease Term and Extension Options
3.1 Term
The Term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term,” unless sooner terminated or extended as herein provided, and commencing on the date (the “Commencement Date”) which is the later of the (i) Execution Date of this Lease, or (ii) actual delivery of the Premises to Tenant in its “as is” condition, evidenced by delivery to Tenant of the keys or other access to the Premises.
3.2 Extension Option
(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Extended Term in question (i) there exists no monetary or material non-monetary “Event of Default” (defined in Section 15.1) and there have been no more than two (2) Event of Defaults during the twelve (12) months immediately preceding the date of Tenant’s exercise notice, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this lease nor sublet any portion thereof (except for an assignment or sublet of not more than twenty-five percent (25%) of the Premises permitted in accordance with Section 12.5 hereof), then Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option period as hereinbelow set forth and except that there shall be no further option to extend) for one (1) period of five (5) years as hereinafter set forth. The option period is sometimes herein referred to as the “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.
(B) If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord not later than twelve (12) months (the “Extension Deadline”) prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. If Tenant timely delivers an Exercise Notice, Landlord shall, not later than ten (10) months prior to expiration of the then-current Term, provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”). If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit H) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit H. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to the Landlord’s Rent Quotation.
(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term.
ARTICLE IV.
Condition of Premises; Alterations
4.1 Preparation of Premises
The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.
ARTICLE V.
Annual Fixed Rent
5.1 Fixed Rent
Commencing on the date that is one hundred eighty (180) days following the Commencement Date (the “Rent Commencement Date”), but subject to extension for Landlord Delays in accordance with Exhibit B-1 attached hereto, Tenant agrees to pay to Landlord, and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, a sum equal to one-twelfth (1/12) of the Annual Fixed Rent for the Premises specified in Section 1.2 hereof and on the first day of each and every calendar month during the Extended Term (if exercised), a sum equal to one-twelfth of the Annual Fixed Rent for the Premises as determined in Section 3.2 for the Extended Term. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord by ACH transfer in accordance with the ACH Directive on Exhibit E.
Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date shall be other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.
Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.
The Annual Fixed Rent and all other charges for which provision is made in this Lease shall be paid by Tenant to Landlord without setoff, deduction or abatement except as expressly provided in this Lease.
5.2 Additional Rent
Additional Rent payable by Tenant on a monthly basis, as elsewhere provided in this Lease, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion and shall commence on the Commencement Date and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.
ARTICLE VI.
Taxes
6.1 Definitions
With reference to the real estate taxes referred to in this Article VI, it is agreed that terms used herein are defined as follows:
a.“Tax Year” means the 12 month period beginning July 1 each year during the Lease Term or if the appropriate Governmental tax fiscal period shall begin on any date other than July 1, such other date.

b.“Landlord’s Tax Expenses Allocable to the Premises” means the same proportion of Landlord’s Tax Expenses as Rentable Floor Area of Tenant’s Premises bears to the Total Rentable Floor Area of the Building.
c.“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate “real estate taxes”(hereinafter defined) with respect to that Tax Year, reduced by any net abatement receipts with respect to that Tax Year. In no event shall Landlord be entitled to retain more than one hundred percent (100%) of the Landlord’s Tax Expenses actually paid or incurred by Landlord in any Tax Year, subject to Landlord’s right to seek tax reductions or abatements as set forth in this Lease.
d.“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any Governmental authority on, or allocable to (i) the Building or (ii) the Common Areas which the Landlord shall be obligated to pay because of or in connection with the ownership, leasing or operation of the Building and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”). The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest other than penalty interest payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from real estate taxes all mitigation or impact fees or subsidies associated with the initial construction of the Building, all income, estate, succession, inheritance and transfer taxes, any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it and any interest, penalties or fines incurred as a result of Landlord’s late payment of real estate taxes (except to the extent such late payment is the result of late payment of Annual Fixed Rent or Additional Rent by Tenant); provided, however, that if at any time during the Lease Term the present system of ad valorem taxation of real property shall be changed so that in lieu of, or in addition to, the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building, or a Federal, State, County, Municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Building is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Building, were the only property of Landlord. For the purposes of this Lease, real estate taxes shall include any payment in lieu of taxes or any payments made under Chapter 121A of the Massachusetts General Laws or any similar law.
6.2 Tenant’s Share of Real Estate Taxes
Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Lease Term, Tenant shall pay to Landlord, as Additional Rent with respect to any full Tax Year or fraction of a Tax Year falling within the Lease Term, the amount of Landlord’s Tax Expenses Allocable to the Premises (the “Tenant’s Tax Payment”). Tenant’s obligation to pay Landlord’s Tax Expenses Allocable to the Premises with respect to the Tax Years in which the Commencement Date occurs and the termination of the Lease Term occurs shall be pro-rated based upon the ratio of the portion of such Tax Years which occur during the Lease Term to the total length of such Tax Years. Payments by Tenant on account of the Tenant’s Tax Payment shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to the Tenant’s Tax Payment, at least ten (10) days before the day on which tax payments by Landlord would become delinquent. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determinable for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Lease Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes allocated to the Building, abatements and refunds, if any, of any such taxes and assessments, expenditures incurred in seeking such abatement or refund, the amount of the Tenant’s Tax Payment due from Tenant, the amount thereof already paid by Tenant and the amount thereof overpaid by, or remaining due from, Tenant for the period covered by such statement. Within thirty (30) days after the receipt of such statement, Tenant shall pay any sum remaining due. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord. Expenditures for legal fees and for other expenses incurred in obtaining an abatement or refund may be charged against the abatement or refund before the adjustments are made for the Tax Year to the extent such costs were not already included in the calculation of real estate taxes.
To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the statement to be furnished by Landlord shall be rendered and payments made on account of such installments.

ARTICLE VII.
Landlord’s Repairs and Services and Tenant’s Escalation Payments
7.1 Structural Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, subject to provisions for reimbursement by Tenant as contained in Section 7.4 and Section 7.5 (including the exclusions from Landlord’s Operating Expenses set forth in said Section 7.4), keep and maintain, or cause to be kept and maintained, in good order, condition and repair the following portions of the Building: the structural portions of the roof (including the roof membrane), the exterior and load bearing walls, the foundation, the structural columns and floor slabs and other structural elements of the Building (the “Structural Elements”); provided however, that Tenant shall pay to Landlord, as Additional Rent, the cost of any and all such repairs which may be required as a result of repairs, alterations, or installations made by Tenant or any subtenant, assignee, licensee or concessionaire of Tenant or any agent, servant, employee or contractor of any of them or to the extent of any loss, destruction or damage caused by the omission or negligence of Tenant, any assignee or subtenant or any agent, servant, employee, customer, visitor or contractor of any of them.
7.2 Other Repairs to be Made by Landlord
Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, and except as otherwise provided in this Lease, and subject to provisions for reimbursement by Tenant as contained in Section 7.4 and Section 7.5 (including the exclusions from Landlord’s Operating Expenses set forth in said Section 7.4), Landlord shall keep, maintain and repair (including necessary replacements) or cause to be kept, maintained and repaired, in good order, condition and repair the mechanical, electrical, plumbing, sprinkler, fire/life safety, access control and the heating, ventilating and air conditioning (“HVAC”) systems serving the Premises and the Building (but exclusive of any specialty installations installed or requested by Tenant that exclusively serve the Premises which shall be maintained at Tenant’s sole cost and expense), the main utility pipes, lines and facilities connecting the Building to off-site electric and water utility providers (except for any such pipes, lines and other facilities owned and maintained by the utility provider) and the Common Areas and to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a manner comparable to the maintenance of similar office buildings in the Market Area, except that Landlord shall in no event be responsible to Tenant for (a) the condition of glass in and about the Premises (other than for glass in exterior walls for which Landlord shall be responsible unless the damage thereto is attributable to Tenant’s negligence or misuse, in which event the responsibility therefor shall be Tenant’s), or (b) any condition in the Premises or the Building caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant. For purposes of this Section 7.2, none of the Building systems installed by Landlord shall be deemed “requested by Tenant”. Without limitation, Landlord shall not be responsible to make any improvements or repairs to the Premises or the Building other than as expressly provided in Section 7.1 or in this Section 7.2, unless expressly otherwise provided in this Lease (including, without limitation, in Article XIII below). Landlord shall use reasonable efforts to perform all repairs in or to the Building for which Landlord is responsible pursuant to this Lease within a reasonable period of time after Landlord becomes aware of the need for such repair and, except in the event of an emergency or unsafe condition in the Building, in a manner which will not unreasonably interfere with the use of the Building by Tenant or other occupants of the Premises.
Subject to Tenant’s obligations under Section 8.1, Landlord shall comply with all applicable Legal Requirements now or hereafter in force that impose a duty on Landlord with respect to the common areas of the Building or which Legal Requirements are imposed generally on a building wide basis to the Building (and which requirements are not imposed or triggered as a result of the particular use or manner of use of any tenant or occupant in the Building, including Tenant, or due to any additions, alterations or improvements by any other tenant occupant of the Building, including Tenant).
Tenant acknowledges that Landlord has or will submit a Historic Preservation Certification Application provided for in Title 36 of the Code of Federal Regulations, Part 67 in order to obtain the benefit of Historic Tax Credits in connection with Landlord’s rehabilitation of the Building. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, nor shall Landlord be required to, make any repairs, replacements, alterations or other improvements that would be inconsistent with the standards for rehabilitation set forth in Title 36 of the Code of Federal Regulations, Part 67.7, or any successor provisions, as amended from time to time, or otherwise effect a recapture, violate any historic preservation restrictions of which Tenant has notice or otherwise impact the Historic Tax Credits issued or to be issued in connection with the rehabilitation of the Building.
7.3 Services to be Provided by Landlord
In addition, and except as otherwise provided in this Lease and subject to provisions for reimbursement by Tenant as contained in Section 7.4 and Section 7.5 (including the, Landlord shall operate the Building and, from and after the Commencement Date, furnish services, utilities, facilities and supplies as set forth in Exhibit C hereto equal in quality comparable to those customarily provided by landlords in similar office buildings in the Market Area. In addition, Landlord agrees to furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Market Area as may be mutually agreed upon by Landlord and Tenant, upon reasonable and equitable rates from time to time established by Landlord. Any provision of additional Building operation services shall be submitted by Tenant through the Building’s system for Tenant work requests. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the request of Tenant within thirty (30) days after being billed therefor.
7.4 Operating Costs Defined
“Operating Expenses Allocable to the Premises” means the same proportion of the Landlord’s Operating Expenses (as hereinafter defined) as Rentable Floor Area of the Premises bears to the Total Rentable Floor Area of the Building.
“Landlord’s Operating Expenses” means the cost of operation of the Building, including those incurred in discharging the obligations under Sections 7.2 and 7.3, but excluding payments of debt service and any other mortgage charges, brokerage commissions, real estate taxes (to the extent paid pursuant to Section 6.2 hereof), and costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation:
a.compensation, wages and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons for their services in the operating, maintaining, managing, insuring or cleaning of the Building;
b.payments under service contracts with independent contractors for operating, maintaining or cleaning of the Building;
c.steam, water, sewer, gas, oil, electricity and telephone charges (excluding such utility charges separately chargeable to tenants for additional or separate services and costs to supply electricity to leasable areas of the Building with the exception of any building management offices) and costs of maintaining letters of credit or other security as may be required by utility companies as a condition of providing such services;
d.cost of maintenance, cleaning and repairs and replacements (other than repairs reimbursable from contractors under guarantees);
e.cost of snow removal and care of landscaping;
f.cost of building and cleaning supplies and equipment;
g.premiums for insurance carried with respect to the Building (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and of monthly installments of Annual Fixed Rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than twelve (12) months in the case of both Annual Fixed Rent and Additional Rent and, if there be any first mortgage on the Building, including such insurance as may be required by the holder of such first mortgage, provided, however, with respect to insurance coverages required to be carried by a holder of a mortgage such coverages are of the type and amounts customarily required to be carried by lenders of comparable class A, multi-tenant office buildings in the Market Area);
h.management fees equal to three percent (3%) of Gross Receivable Rents for the Building (“Gross Receivable Rents for the Building” for the purposes hereof being defined as annual fixed rent, Landlord’s Operating Expenses, with the exception of the aforesaid management fee, and Landlord’s Tax Expenses for the Building for the relevant year);
i.depreciation for capital expenditures made by Landlord during the Lease Term (x) to reduce Operating Expenses if Landlord shall have reasonably determined on the basis of engineering estimates that the annual reduction in Operating Expenses shall exceed the annual depreciation therefor or (y) to comply with Legal Requirements which first become applicable to the Property after the Commencement Date (the capital expenditures described in subsections (x) and (y) being hereinafter referred to as “Permitted Capital Expenditures”) plus, in the case of both (x) and (y), an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Building is located, and depreciation in the case of both (x) and (y) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired, which useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item;
j.all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and

k.all other reasonable and necessary expenses paid in connection with the operating, cleaning and maintenance of the Building or the Common Areas and properly chargeable against income.
Notwithstanding the generality of foregoing, the following costs shall be excluded or deducted, as the case may be, from the calculation of Operating Expenses Allocable to the Premises:
(i)leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building;
(ii)legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building;
(iii)costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Building (including Tenant) or relocating any tenant;
(iv)financing costs including interest and principal amortization of debts and the costs of providing the same;
(v)except as otherwise expressly provided above with respect to Permitted Capital Expenditures, depreciation;
(vi)rental on ground leases or other underlying leases and the costs of providing the same;
(vii)wages, bonuses and other compensation of employees above the grade of Regional Property Manager;
(viii)wages, bonuses and other compensation of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Building visàvis time spent on matters unrelated to the operation and management of the Building;
(ix)any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Materials and the cost of defending against claims in regard to the existence or release of Hazardous Materials at the Building (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of the Lease), provided, however, that the provisions of this clause shall not preclude the inclusion of costs with respect to materials which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Legal Requirements but which are subsequently deemed to be Hazardous Materials under applicable Legal Requirements;
(x)costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;
(xi)increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building for which Landlord is entitled to reimbursement from any other tenant;
(xii)except as may be expressly set forth in this Lease, the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare;
(xiii)costs for the original construction and development of the Building and nonrecurring costs for the repair and replacement of any portion of the Building made necessary as a result of defects in the original design, workmanship or materials;
(xiv)cost of any work or service performed on an extra cost basis for any tenant in the Building to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;
(xv)cost of any work or services to the extent performed for any facility other than the Building;
(xvi)except as may be otherwise expressly provided in the Lease with respect to specific items, any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;
(xvii)except as expressly provided above, cost of any item that, under generally accepted accounting principles, are properly classified as capital expenses;
(xviii)lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;
(xix)late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(xx)cost of acquiring sculptures, paintings and other works of art, and the costs for securing, cleaning or maintaining such items in excess of amounts typically spent for such services in comparable buildings in the Market Area;
(xxi)real estate taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);
(xxii)charitable or political contributions;
(xxiii)reserve funds;
(xxiv)all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;
(xxv)costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions;
(xxvi)costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same distinguished from the cost of operation, management, maintenance and repair of the Building;
(xxvii)except with respect to the management fee, Landlord’s general off-site, on-site and overhead expenses (provided, however, that the provisions of this clause 31 shall not prohibit the inclusion of costs of the following items in Operating Expenses: professional development for management staff, professional subscriptions and dues, telephone, postage, software licenses, computer hardware maintenance, maintenance of Landlord’s computer network, catering for meetings and general administrative expenses including supplies, copier leases, printer maintenance, printing services and kitchen supplies for the management and contractor offices serving the Building);
(xxviii)any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
(xxix)costs arising from the willful misconduct or negligence of Landlord, its agents, employees or contractors;
(xxx)fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with employees of Landlord, with Building management, or with tenants of the Building.

Notwithstanding anything to the contrary contained herein, the Operating Expenses listed on Exhibit M attached hereto (“Controllable Expenses”) shall not increase by more than five percent (5%) per Operating Year, on a non-cumulative basis, over the actual aggregate Controllable Expenses for the immediately preceding Operating Year.
7.5 Tenant’s Operating Expense Payments
a.Commencing as of the Rent Commencement Date, and continuing thereafter throughout the remainder of the Lease Term, Tenant shall pay to Landlord, as Additional Rent with respect to any full calendar year or fraction of a calendar year falling within the Lease Term, at the times and in the manner hereinafter provided in this Section 7.5, Operating Expenses Allocable to the Premises. Tenant’s obligation to pay Operating Expenses Allocable to the Premises with respect to the calendar years in which the Commencement Date occurs and the termination of the Lease Term occurs shall be prorated based upon the ratio of the portion of such calendar years which occur during the Lease Term to the total length of such calendar years.
b.Payments by Tenant on account of the Operating Expenses Allocable to the Premises shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount so to be paid to Landlord shall be an amount from time to time reasonably estimated by Landlord to be sufficient to cover, in the aggregate, a sum equal to the Operating Expenses Allocable to the Premises for each calendar year during the Lease Term.
c.No later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Lease Term or fraction thereof at the end of the Lease Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord (the “Operating Expense Statement”), showing for the preceding calendar year or fraction thereof, as the case may be, the Landlord’s Operating Expenses and the Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amounts already paid by Tenant on account of Operating Expenses Allocable to the Premises and the amount of Operating Expenses Allocable to the Premises remaining due from, or overpaid by, Tenant for the year or other period covered by such statement.
d.If such statement shows a balance remaining due to Landlord, Tenant shall pay same to Landlord on or before the thirtieth (30th) day following receipt by Tenant of said Operating Expense Statement. Any balance shown as due to Tenant shall be credited against Annual Fixed Rent next due, or refunded to Tenant if the Lease Term has then expired and Tenant has no further obligation to Landlord.

e.Landlord’s failure to render or delay in rendering an Operating Expense Statement or Tax Expense Statement (as hereinafter defined) with respect to any Operating Year or Tax Year, as applicable, shall not prejudice Landlord’s right thereafter to render the same with respect thereto nor shall the rendering of an Operating Expense Statement or Tax Expense Statement, as applicable, for any Operating Year or Tax Year, as applicable, prejudice Landlord’s right thereafter to render a corrected Operating Expense Statement or Tax Expense Statement, as applicable, for such Operating Year or Tax Year, as applicable, provided, however, that Landlord shall in all events render the Operating Expense Statement or Tax Expense Statement, as applicable, in question or any corrections thereto within two (2) years after the end of the Operating Year or Tax Year, as applicable, covered by the applicable statement, and provided, further that the foregoing two (2) year period shall expressly not apply to any new or corrected Operating Expense Statement or Tax Expense Statement, as applicable, rendered by Landlord to reflect charges or corrections in charges resulting from any late billing or corrected billing by a third party such as the taxing authority or utility provider.
Any payment by Tenant for the Operating Expenses Allocable to the Premises shall not be deemed to waive any rights of Tenant to claim that the amount thereof was not determined in accordance with the provisions of this Lease.
7.6 Tenant’s Audit Right
Subject to the provisions of this Section 7.6 and provided that no Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of any of the Landlord’s Tax Expenses statement (“Tax Expense Statement”) and/or Landlord’s Operating Expense Statement or any item contained therein:

(1) Any request for examination in respect of any Tax Year or Operating Year (as hereinafter defined) may be made by notice from Tenant to Landlord no more than one hundred twenty (120) days after the date (the “Statement Date”) Landlord provides to Tenant the applicable year-end statement required hereunder in respect of such Operating Year or such Tax Year, as applicable (and only if Tenant shall have fully paid the amounts billed with respect to the applicable Operating Expenses, Taxes). Such notice shall set forth in reasonable detail the matters questioned. “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Lease Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

(2) Tenant hereby acknowledges and agrees that Tenant’s sole right to contest any Operating Expense Statement and Landlord’s Tax Expenses Statement shall be as expressly set forth in this Section 7.6. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest any Landlord’s Operating Expenses Statement, and Landlord’s Tax Expense Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section 7.6, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section 7.6, with respect to any Operating Year or Tax Year, as applicable, then such Operating Expense Statement and/or Tax Expense Statement, as applicable, shall be conclusive and binding on Tenant.

(3) So much of Landlord’s books and records pertaining to the Landlord’s Operating Expenses and/or Landlord’s Tax Expenses, as applicable, for the specific matters questioned by Tenant for the Operating Year or Tax Year included in the applicable year-end statement shall be made available to Tenant within sixty (60) days after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section 7.6, either electronically or during normal business hours at the offices where Landlord keeps such books and records or at another location, as determined by Landlord. Any examination must be completed and the results communicated to Landlord no more than one hundred twenty (120) days after the date Landlord makes its books and records available for Tenant’s audit.

(4) Tenant shall have the right to make such examination no more than once in respect of any Operating Year or Tax Year, as applicable, in which Landlord has given Tenant an Operating Expense Statement or, Tax Expense Statement, as applicable.

(5) Such examination may be made only by a qualified employee of Tenant or a qualified independent, real estate professional with at least ten (10) years of relevant office leasing audit experience approved by Landlord, which approval in either case shall not be unreasonably withheld, conditioned or delayed. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

(6) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord and Tenant, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination, provided however, that Tenant may disclose such information (i) to Tenant’s employees, counsel and advisors who have the need to know such information in order to provide Tenant with advice in connection with such audit, (ii) actual or proposed successors, assigns, subtenants, lenders or purchasers of Tenant and (iii) to the extent required by applicable law or reporting requirements or by administrative, governmental or judicial proceeding.

(7) No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

(8) If as a result of such examination Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of the Landlord’s Operating Expenses or Landlord’s Tax Expenses allocable to the Premises exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to the Landlord’s Operating Expenses or Landlord’s Tax Expenses, Landlord, at its option, shall either refund to Tenant the amount of such excess, or apply the amount of such credit against Annual Fixed Rent and Additional Rent, as the case may be, within thirty (30) days after the date of such agreement. Similarly, if Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of Landlord’s Operating Expenses or Landlord’s Tax Expenses, as applicable, were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as Additional Rent hereunder, the amount of such deficiency within thirty (30) days after the date of such agreement.

(9) All costs and expenses of any such examination shall be paid by Tenant, except if as a result of such examination Landlord and Tenant agree that the amount of the Landlord’s Operating Expenses payable by Tenant was overstated by more than four percent (4%), Landlord shall reimburse Tenant for the actual, reasonable out of pocket costs and expenses incurred by Tenant in such examination, up to a maximum of Five Thousand Dollars ($5,000.00).

7.7 No Damage
A.Except as may be expressly set forth in Section 7.7(C) below, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including, without limitation, by reason of Force Majeure (as defined in Section 14.1 hereof) or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.
B.Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.
C.Notwithstanding anything to the contrary in this Lease contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) the failure of electric supply, water and/or sewer service, all elevator service, HVAC service or all access to the Premises, any portion of the Premises becomes untenantable so that for the Premises Untenantability Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant's business is materially adversely affected (including, without limitation, as the result of the Premises being rendered inaccessible as the result of any of the circumstances described in subsections (i), (ii) or (iii) above), then, provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall thereafter be abated after the expiration of the Premises Untenantability Cure Period in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected. If the entire Premises have not been rendered untenantable, the amount of abatement shall be equitably prorated, provided, however, if the remaining portion of the Premises is not reasonably sufficient to permit Tenant to effectively conduct its business therein (and Tenant was occupying and conducting business in the unaffected portion of the Premises immediately prior to the event or condition), and Tenant does not conduct its business in any portion of the Premises due to such event or condition, then such abatement shall include such other portions of the Premises which Tenant is not able to and does not in fact use for the conduct of its business. For the purposes hereof, the “Premises Untenantability Cure Period” shall be defined as ten (10)

consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantability Cure Period shall be fifteen (15) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control. Notwithstanding the foregoing, Landlord shall promptly commence to effect the repair or restoration of the affected portion of the Premises as soon as reasonably possible following the event giving rise to a remedy hereunder (or, if the repair or restoration is not within Landlord’s reasonable control, take such measures as are reasonably practicable to effect such repair or restoration).
D.Notwithstanding anything to the contrary herein contained, if due to (i) any repairs, alterations, replacements, or improvements made by Landlord, (ii) Landlord's failure to make any repairs, alterations, or improvements required to be made by Landlord hereunder, or to provide any service required to be provided by Landlord hereunder, or (iii) the failure or inadequacy of electric supply, water and/or sewer service, all elevator service, HVAC service or all access to the Premises, any material portion of the Premises becomes untenantable for a period (“Untenantability Period”) of twelve (12) months, such twelve (12) period shall be extended by the period of time (which shall not exceed an additional one (1) month, that Landlord is delayed in curing such condition as the result Force Majeure) after Landlord’s receipt of written notice of such condition from Tenant, then, provided that Tenant ceases to use the affected portion of the Premises during the entire period of such untenantability, and Landlord's inability to cure such condition is not caused the fault or neglect of Tenant, or Tenant's agents, employees or contractors, then Tenant may terminate this Lease by giving Landlord written notice as follows:
(1) Said notice shall be given after the expiration of the Untenantability Period.

(2) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(3) If said condition is remedied on or before said effective date, said notice shall have no further force and effect.

(4) If said condition is not remedied on or before said effective date for any reason other than Tenant's fault, as aforesaid, the Lease shall terminate as of said effective date, and the Annual Fixed Rent and

Additional Rent due under the Lease shall be apportioned as of said effective date.

(E) The provisions of Sections 7.7(C) and (D) above shall not apply in the event of untenantability or inaccessibility caused by fire or other casualty, or taking (which shall be subject to the terms and conditions of Article XIV below). Nothing contained in this Section 7.7 shall be construed so as to preclude Tenant from exercising its self-help rights under Section 16.17(B) below; provided, however, that notwithstanding anything contained in this Section 7.7 to the contrary, if Tenant so exercises its rights under said Section 16.17(B), then any abatement of Annual Fixed Rent and Additional Rent shall cease from and after the date that the untenantable condition in the Premises would have been eliminated by the exercise of reasonable diligence, but for Tenant's exercise of its rights under Section 16.17(B), taking into account any period of time which Tenant is delayed by Force Majeure.

ARTICLE VIII.
Tenant’s Repairs
8.1 Tenant’s Repairs and Maintenance
Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, excepting only reasonable wear and tear of the Premises and those repairs for which Landlord is responsible under the terms of Article VII of this Lease and, subject to Tenant’s obligations under Article XIV of this Lease, damage by fire or casualty and as a consequence of the exercise of the power of eminent domain. Tenant shall not permit or commit any waste, and, subject to Section 13.13, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damages to common areas in the Building by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair. Subject to the foregoing, Tenant shall be responsible for all repairs, maintenance and replacement of all systems and facilities located within or exclusively serving the Premises (e.g., Tenant’s distribution of electricity, sprinkler and HVAC facilities within the Premises or elsewhere in the Building including the roof installed as part of the Tenant’s Work or otherwise by or on behalf of Tenant, in each case as distinguished from the Base Building Work). Notwithstanding any provision to the contrary, Tenant’s obligations under this Section shall not include making any repair or improvement (y) to the extent necessitated by the negligence or willful conduct of Landlord or any Landlord Party that is not covered by the insurance required to be carried by Tenant under this Lease, or (z) to the extent caused by Landlord’s failure to perform its obligations hereunder. Notwithstanding anything to the contrary set forth in this Lease, including in Section 13.13, Tenant shall be responsible to pay for the repair of any damage to the slab floor and/or foundation resulting from the acts, omissions, negligence or willful misconduct of any Tenant Parties in the Premises.
If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith on demand, pay to Landlord as Additional Rent the cost thereof together with interest thereon at the rate specified in Section 16.21, and if Tenant shall default in such payment, Landlord shall have the remedies provided for non-payment of rent or other charges payable hereunder.
ARTICLE IX.
Alterations
9.1 Landlord’s Approval
A.Tenant covenants and agrees not to make alterations, additions or improvements to the Premises (“Alterations”), whether before or during the Lease Term, except in accordance with plans and specifications therefor first approved by Landlord in writing, which approval shall not be unreasonably withheld or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to Alterations which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard, Landlord shall not be deemed unreasonable for withholding approval of any Alterations (including, without limitation, any Alterations to be performed by Tenant under Article III) which (i) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (ii) involve or affect the exterior design, size, height or other exterior dimensions of the Building, or (iii) enlarge the Rentable Floor Area of the Premises, or (iv) violate any restrictions or requirements with respect to the Historic Tax Credits or other matters of record, or (v) will require unusual expense to readapt the Premises to normal office use on Lease termination (Landlord hereby agreeing that it will not withhold its consent to the installation of internal staircases on the grounds that the same require unusual expense to readapt, provided that Landlord may nonetheless withhold such approval on other grounds or condition approval on the Premises being restored at the end of the Term to its condition prior to the installation of such internal staircases) or increase the cost of construction of or insurance or taxes on the Building or of the services called for by Section 7.3 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination without expense to Landlord (the foregoing Alterations described in subclauses (i) through (v) being sometimes collectively referred to as “Special Improvements”).
B.In the case of all Alterations, Tenant shall, subject to Section 9.7, deliver reasonably detailed plans and specifications to Landlord at the time Tenant seeks Landlord’s approval. All Alterations shall become a part of the Building upon the expiration or earlier termination of this Lease unless Landlord shall specify the same for removal at the time consent is given by Landlord as hereinafter set forth, as “Required Removables.” If Tenant shall make any Alterations that are considered Required Removables (as hereinafter defined), then Landlord may elect, provided Landlord so elects at the time Tenant requests Landlord’s consent to such Alterations, to require Tenant at the expiration or sooner termination of the Term of this Lease to remove such Alterations and restore the Premises to substantially the same condition as existed prior to the installation of such Required Removables. For the purposes hereof, “Required Removables” shall mean include, without limitation, data centers, non-core restrooms (and any horizontal plumbing lines associated with such restrooms), locker rooms, installed by or on behalf of Tenant (other than as part of Landlord’s Work) any Special Improvements, and any specific Alterations identified by Landlord as a Required Removable in connection with Landlord’s approval of Tenant’s Plans.
C.Landlord shall use reasonable efforts to respond to any request from Tenant for its consent to Alterations within ten (10) business days after receipt of the plans and specifications from Tenant (excluding any of Tenant’s Plans (as defined in Exhibit B-1) submitted pursuant to the Work Agreement attached hereto as Exhibit B-1 which shall be governed by the terms of such Work Agreement), or such longer period in the event of any structural alterations that Landlord requires be reviewed by a third party consultant. If Landlord does not respond to Tenant within such ten (10) business day period following receipt of Tenant’s request and submission of complete plans and specifications as required under this Section 9.1, Tenant may deliver a second notice (a “Deemed Approval Notice”) to Landlord that indicates in bold, capitalized text that “THIS IS A TIME SENSITIVE NOTICE AND LANDLORD SHALL BE DEEMED TO CONSENT TO THE PROPOSED ALTERATION IF IT FAILS TO RESPOND TO THIS SECOND REQUEST FOR CONSENT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT,” and if Landlord fails to respond within five (5) business days after delivery of such notice, then Landlord’s failure to respond to the proposed Alterations shall be deemed to be an approval by Landlord of the proposed Alterations. Landlord’s review and approval of any such plans and specifications under this Section 9.1 or under Exhibit B1 and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of the Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Building in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord, as a fee for Landlord’s review of any plans or work (excluding any review respecting initial improvements performed pursuant to Exhibit B1 for which a fee had previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for time reasonably required by Landlord’s in-house personnel to perform such review (not to exceed $1,500 for any project involving interior, non-structural Alterations that do not impact any Building Systems), plus (ii) if Landlord reasonably determines that a third-party consultant is needed to review such work or plans, the reasonable third party expenses incurred by Landlord for such third party to review Tenant’s plans and Tenant’s work.
Upon and subject to the terms of this Article IX and other applicable terms and conditions of this Lease, Tenant may construct internal staircases between floors within the Premises and Tenant shall have the right to select the location of such internal staircases subject to Landlord’s approval which shall not be unreasonably withheld so long as the same shall not adversely affect the structural integrity of the Building.
9.2 Conformity of Work
Tenant covenants and agrees that any Alterations or installations made by it to or upon the Premises shall be done in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements now or hereafter in force, that materials of first and otherwise good quality shall be employed therein, that the structure of the Building shall not be endangered or impaired thereby and that the Premises shall not be diminished in value thereby.

9.3 Performance of Work, Governmental Permits and Insurance
All of Tenant’s Alterations and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with Building construction or operation and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Except for work by Landlord’s general contractor, Tenant shall procure all necessary governmental permits before making any repairs, Alterations or installations. Tenant agrees to save harmless and indemnify Landlord from any and all injury, loss, claims or damage to any person or property occasioned by or arising out of the doing of any such work whether the same be performed prior to or during the Term of this Lease except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Party. Tenant shall cause each contractor to carry insurance in accordance with Section 13.14 hereof and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such Alterations or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor, provided, however, that if the work is not of a nature where as-built plans would customarily be prepared, Tenant shall only be required to prepare and submit the type of plans that would customarily be prepared in connection with such work. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.
9.4 Liens
Tenant covenants and agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees or contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building and to discharge any such liens (by bonding, discharge by lienor, or otherwise) which may so attach within twenty (20) days after the earlier of notice from Landlord or Tenant’s knowledge of such lien filing.

9.5 Nature of Alterations
All work, construction, repairs, Alterations or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord under Article IV), shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the expiration or earlier termination of the Lease Term, except as follows:
a.All trade fixtures whether by law deemed to be a part of the realty or not, installed at any time or times by Tenant or any person claiming under Tenant shall remain the property of Tenant or persons claiming under Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term or any occupancy by Tenant thereafter and shall be removed by Tenant at the expiration or earlier termination of the Lease Term if so requested by Landlord. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any such property from the Premises.
b.At the expiration or earlier termination of the Lease Term, Tenant shall remove all Required Removables (as defined in Section 9.1) and, to the extent specified for removal by Landlord at the time Landlord approves the same under Article III above or Section 9.1, all other alterations, additions and improvements made with Landlord’s consent during the Lease Term for which such removal was made a condition of such consent under Section 9.1. Upon such removal Tenant shall repair any damage caused by such removal and restore the Premises and other affected areas of the Building and leave them neat and clean.
c.If Tenant shall make any Alterations to the Premises for which Landlord’s approval is required under Section 9.1 without obtaining such approval, then at Landlord’s request at any time during the Lease Term, and at any event at the expiration or earlier termination of the Lease Term, Tenant shall remove such Alterations and restore the Premises to their condition prior to same and repair any damage occasioned by such removal and restoration. Nothing herein shall be deemed to be a consent to Tenant to make any such alterations, additions or improvements, the provisions of Section 9.1 being applicable to any such work.
9.6 Increases in Taxes
Tenant shall pay, as Additional Rent, one hundred percent (100%) of any increase in real estate taxes on the Building which shall, at any time after the Commencement Date, result from Alterations to the Premises made by Tenant if the taxing authority specifically determines such increase results from such Alterations made by Tenant.
9.7 Alterations Permitted Without Landlord’s Consent

Notwithstanding the terms of Section 9.1, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work and specify the nature of the Alterations in reasonable detail), to make cosmetic type Alterations to the Premises where:
(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building nor are visible from outside the Building;

(ii) the same do not affect the roof or any structural element of the Building and do not materially, adversely affect the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and/or fire protection systems of the Building;

(iii) such Alterations do not require the issuance of a building permit by the appropriate municipal authority; and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost.

provided, however, that Tenant shall, no later than ten (10) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord may, by notice to Tenant given no later than thirty (30) days subsequent to the date on which the plans and specifications are submitted to Landlord, require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement upon the expiration or earlier termination of the Lease Term.
ARTICLE X.
Parking
10.1 Parking Privileges
Landlord agrees to designate sixty two (62) unreserved parking spaces at 61 and 75 North Beacon Street as visitor parking spaces for use in common by visitors to the Building for the first two (2) Lease Years. Commencing on the first day of the third Lease Year, Landlord agrees to designate forty two (42) unreserved parking spaces at 61 North Beacon Street and shall address future opportunities for parking at 75 North Beacon Street on at at-will basis at the then current market rate. In the event additional spaces are desired, the same may be made available at the then-current market rate (as of the date of this Lease, $150 per month per space). Landlord shall not be obligated to police the use of such spaces, which Tenant recognizes are to be operated on a self-parking basis. Unless otherwise determined by Landlord, the parking areas at 61 and 75 North Beacon Street will be operated on a self-parking basis, and Tenant shall be obligated to park and remove its own automobiles. Tenant’s access and use privileges with respect to the parking areas shall be in accordance with regulations of uniform applicability to the office users of the parking areas from time to time established by the Landlord. The parking privileges granted herein are non-transferable (other than to a permitted assignee or subtenant pursuant to the applicable provisions of Article XII hereof). Landlord reserves for itself the right to alter the parking areas as it sees fit and in such case to change the parking areas including the reduction in area of the same provided that Tenant shall have use of the number of spaces designated above. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the number of parking spaces provided to Tenant hereunder shall be reduced proportionately in accordance with such reduction in the Rentable Floor Area of the Premises.
10.2 Parking Operations
Except for (a) normal and reasonable wear and use and (b) damage caused by fire or casualty and by eminent domain, Landlord shall, throughout the Lease Term, subject to provisions for reimbursement by Tenant as contained in Section 7.4 and Section 7.5, keep and maintain, or cause to be kept and maintained, the parking area in good condition and repair, in compliance with all applicable Legal Requirements, and in a manner consistent with surface parking areas in similar office buildings in the Market Area, except that Landlord shall in no event be responsible to Tenant for any condition in the parking area caused by any act or neglect of Tenant or any agent, employee, contractor, assignee, subtenant, licensee, concessionaire or invitee of Tenant and which is not covered by the insurance maintained or required to be maintained by Landlord pursuant to Section 13.12 of this Lease.
Tenant shall have access to the parking area twenty-four (24) hours per day, seven (7) days per week, subject to reasonable security restrictions and emergency conditions.
10.3 Limitations
Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas (which may include vehicle stickers and/or access card programs), provided such rules and regulations are not inconsistent with Tenant’s rights under this Lease and are of general applicability to the occupants of the Building. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Article XII. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked at the property or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

ARTICLE XI.
Certain Tenant Covenants
Tenant covenants and agrees to the following during the Lease Term and for such further time as Tenant occupies any part of the Premises:
11.1 To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and, as further Additional Rent, all charges for additional and special services requested by Tenant and rendered pursuant to Section 7.3. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.
11.2 (A) To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises or the Building and not to permit in the Premises any auction sale, or flammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to operate in the Premises in such a way as to result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.
(B) Tenant shall not cause or permit any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations or standards, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations or standards promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of (into the sewage or waste disposal system or otherwise) from, the Premises or the Property in violation of applicable Hazardous Materials Laws by Tenant, its agents, employees, contractors, affiliates, sublessees or invitees. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) provided that Tenant uses such substances in the manner which they are normally used and in compliance with all applicable Hazardous Materials Laws.

(C) Any handling, treatment, transportation, storage, disposal or use of Hazardous Materials by Tenant in or about the Premises or the Property and Tenant’s use of the Premises shall comply with all applicable Hazardous Materials Laws.
(D) Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord and the Landlord Parties (as hereinafter defined) harmless from and against, any liabilities, losses claims, damages, interest, penalties, fines, attorneys’ fees, experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s agents, employees, contractors or invitees. The provisions of this paragraph (D) shall survive the expiration or earlier termination of this Lease.
(E) Tenant shall give written notice to Landlord as soon as reasonably practicable of any communication received by Tenant from any governmental authority alleging the release of Hazardous Materials which relates to the Premises or the Property, and any Environmental Condition of which Tenant is aware.
(F) Tenant hereby represents and warrants to Landlord that Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any governmental authority).
(G) Tenant's obligations under this Section 11.2 shall survive the expiration or earlier termination of the Lease. Without limitation of Landlord’s other remedies under this Lease, during any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises) or to satisfy Tenant’s obligations under Section 11.2(M) below, Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord's sole discretion, which Rent shall be prorated daily
11.3 Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and its facilities and approaches, but Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such rules and regulations.

11.4 Subject to the provisions of Section 8.1, to keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of any use made by Tenant other than normal office use, and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.
11.5 Not to place a load upon any floor in the Premises exceeding an average rate of 100 pounds of live load (including 20 pounds allocated for partitions) per square foot of floor area; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building.
11.6 To pay promptly when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.
11.7 Intentionally omitted.
11.8 To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business or which impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions required by Legal Requirements to be made to the structural elements of the Premises or to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless such alterations or additions are required by reason of: (x) Tenant’s use of the Premises for other than general office use or Tenant’s particular manner of use or manner of operation of Tenant’s business, or (y) alterations, additions, or improvements made by or on behalf of Tenant (exclusive of the Base Building Work). Tenant shall obtain and maintain all permits, licenses and the like, required by applicable Legal Requirements (including a certificate of occupancy following performance of Tenant’s Work) in respect of Tenant’s business and Tenant’s use or occupancy of the Premises. Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, and may defer compliance therewith, provided that (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises, or any part thereof, or the Building, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (ii) no unsafe or hazardous condition remains unremedied and non-

performance will not render or threaten to render Landlord or Tenant in violation of any statutory repair obligations applicable to the Premises or the Building; (iii) such non-compliance or contest shall not constitute or result in any violation of any mortgage or ground lease encumbering the Building, or if any such mortgage or ground lease shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building or the performance of the Base Building Work; and (v) Tenant shall keep Landlord advised as to the status of such proceedings. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 11.8. Tenant shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance.
11.9 Intentionally Omitted.
11.10 Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and to not unreasonably interfere with Building construction or operation. If Landlord notifies Tenant that a vendor engaged by Tenant is causing or is likely to cause any labor disruption or disharmony or is otherwise interfering with Landlord’s operation of the Building, Landlord and Tenant agree to reasonably cooperate in good faith to promptly resolve any such disruption, disharmony or interference, as the case may be, provided that if such disruption, disharmony or interference is not resolved within a time period reasonably designated by Landlord, Tenant shall immediately dismiss such vendor. Tenant shall provide Landlord with reasonable prior notice of the identification of any vendors performing services in or to the Premises and insurance certificates required pursuant to Section 13.14 of this Lease. Any vendors performing work on behalf of Tenant in the Premises or the Building which, under applicable Legal Requirements, requires the issuance of a building permit shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.
11.10 (A) As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an Event of Default by Tenant under Section 15.1(d) of this Lease and shall be covered by the indemnity provisions of Section 13.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
(B) As an inducement to Tenant to enter into this Lease, Landlord hereby represents and warrants that: (i) Landlord is not, nor is it owned or controlled directly or indirectly by, any Prohibited Person; (ii) Landlord is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Landlord (and any person, group, or entity which Landlord controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either causes or may cause Tenant to be in violation of any OFAC rule or regulation. In connection with the foregoing, is expressly understood and agreed that the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE XII.
Assignment and Subletting
12.1 Restrictions on Transfer
Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, an assignment, within the meaning of this Article XII, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof, except that the transfer of the outstanding capital stock of or equity interests in Tenant by persons or parties through the “over the counter market” or through any recognized stock exchange shall not be deemed an assignment of this Lease. For the purpose of this Section 12.1, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, shall be deemed to be an assignment within the meaning of this Article XII. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Article XII shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 12.1 shall be deemed to apply to any guarantor(s) of this Lease.
12.2 Tenant’s Notice
Notwithstanding the provisions of Section 12.1 above, in the event Tenant desires to assign this Lease or to sublet the Premises (in whole or in part), Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment pursuant to Section 12.4 below, such information as to the proposed assignee’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 12.4 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 12.4 below, all other information necessary to make the determination referred to in said Section 12.4 and (e) in the case of a proposed assignment or subletting pursuant to Section 12.5 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 12.5.
12.3 Landlord’s Termination Right
In the event Tenant desires to (a) assign this Lease, or (b) to sublet the Premises or any portion thereof for a term equal to all or substantially all of the remaining Term hereof (any such sublease being hereinafter referred to as a “Major Sublease”) to an entity other than a Permitted Transferee (for which the terms of Section 12.5 shall control), Tenant shall give Landlord either (y) a Proposed Transfer Notice of any proposed sublease or assignment in the event Tenant already has a specific assignment or sublease transaction or (z) a notice stating that Tenant is contemplating entering into an assignment or Major Sublease (either such notice being hereinafter referred to as a “Notice of Intent to Transfer”) and Landlord shall have the right at its sole option, to be exercised (1) within thirty (30) days after receipt of Tenant’s Notice of Intent to Transfer, or (2) within fifteen (15) business days after receipt of Tenant’s Proposed Transfer Notice (such response time period, as applicable to the type of notice received from Tenant, being referred to herein as the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall be not earlier than thirty (30) days nor later than ninety (90) days after Landlord’s notice to Tenant. In the event Landlord exercises such right of termination, Tenant may rescind Tenant’s Notice of Intent to Transfer by delivering written notice thereof to Landlord within five (5) business days after Landlord’s termination notice, in which case such Tenant’s Notice of Intent to Transfer shall be deemed rescinded and void and of no further force and effect and Tenant shall not proceed with the proposed transfer. Upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date.
In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section, the provisions of Sections 12.4, 12.6 and 12.7 shall be applicable. This Section 12.3 shall not be applicable to an assignment or sublease pursuant to Section 12.5. If Landlord fails to exercise its rights under this Lease with respect to a Notice of Intent to Transfer within the Acceptance Period, Landlord will not thereafter have the right to exercise its rights under this Section 12.3 with respect to a Proposed Transfer Notice for any portion of the space identified in Tenant’s previous Notice of Intent to Transfer provided Tenant’s Proposed Transfer Notice is received within the one hundred twenty (120) day time period set forth in Section 12.4 below, and provided that nothing herein shall waive Tenant’s obligation to obtain Landlord’s prior written consent to such subsequent Tenant’s proposed transfer.
12.4 Consent of Landlord
Notwithstanding the provisions of Section 12.1 above, but subject to the provisions of this Section 12.4 and the provisions of Sections 12.6 and 12.7 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 12.3, or shall have failed to give any or timely notice under Section 12.3, then for a period of one hundred twenty (120) days after (i) the receipt of Landlord’s notice stating that

Landlord does not elect to exercise the termination right, or (ii) the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 12.3 as the case may be, Tenant shall have the right to assign this Lease or sublet all or any portion of the of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any disapproval by Landlord of a proposed assignment or subletting shall set forth in reasonable detail the reason or reasons therefor.
Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:
a.the proposed assignee or subtenant is a tenant in the Building or is (or within the previous sixty (60) days has been) in active negotiation (meaning that Landlord has issued or received a lease proposal with such party) with Landlord or an affiliate of Landlord for premises in the Building or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasigovernmental agency or to a socalled “call center”). Notwithstanding the foregoing, Tenant may sublease all or a portion of the Premises (the “Subleased Premises”) to a tenant of the Building if such subtenant’s need, as to the size of premises and length of term, cannot then (i.e., at the time that Tenant’s sublease would commence) be satisfied by Landlord or its affiliates within the Building; or
b.the proposed assignee does not possess adequate financial capability to perform the Tenant obligations as and when due or required; or
c.the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.2 hereof; or
d.the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to materially increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to materially increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises; or

e.there shall be existing an Event of Default (defined in Section 15.1) or there have been two (2) or more Event of Default occurrences within the twelve (12) months immediately preceding Landlord’s receipt of Tenant’s Proposed Transfer Notice; or
f.any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates; or
g.the holder of any mortgage on property which includes the Premises having approval rights over such proposed assignment or sublease does not approve of the same (where such holder has approval rights pursuant to the terms of the mortgage); or
h.due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease for space within the Building.
If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 12.2 shall be applicable.
At the written request of Tenant, Landlord will approve or disapprove of a proposed transferee prior to receiving a final, executed copy of the proposed assignment, sublease and other contractual documents, provided that (i) Landlord has been provided with sufficient information to make such decision, and (ii) any approval by Landlord of a proposed transferee shall be conditioned upon Landlord’s subsequent approval of the actual signed assignment, sublease or other contractual documents that are entered into to effectuate the proposed Transfer. Notwithstanding the foregoing, Landlord’s approval shall be null and void and deemed withdrawn if Tenant does not, within ninety (90) days of Tenant’s initial request for Landlord’s approval, enter into an assignment or sublease upon substantially the same economic and other material terms as were set forth in the documentation previously delivered to Landlord.
12.5 Exceptions
Notwithstanding the provisions of Sections 12.1, 12.3 and 12.4 above or the provisions of Section 12.6 below, but subject to the provisions of Section 12.2 and Section 12.7 below, Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) without the consent of Landlord but after reasonable advance notice (not less than fifteen (15) days before the effective date of the assignment or subletting except that if prior notice to Landlord of such assignment, sublease or transfer is prohibited by applicable securities laws, then Tenant shall deliver such notice to Landlord as soon as it is legally permitted to do so, but not later than the date five (5) business days after the occurrence of the proposed assignment, sublease or transfer in question and, if such transfer is subject to a confidentiality agreement, Tenant may require Landlord to first execute a commercially reasonable confidentiality agreement) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases a controlling interest in Tenant, or (v) which merges or combines with Tenant (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.
12.6 Profit on Subleasing or Assignment
In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 12.5 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, actually received by Tenant shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, additional rent and all other charges and sums actually received by Tenant either initially or over the term of the sublease or assignment plus all other profits and increases actually received by Tenant as a result of such subletting or assignment (exclusive of amounts paid to Tenant for the purchase or lease of personal property or equipment of Tenant except to the extent such amounts exceed the fair market value or rental value of the same), after deducting the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to rent concessions, architectural fees, reasonable attorneys’ fees, moving expenses, brokerage commissions and alteration allowances associated with the subleasing or assignment at issue, in each case actually paid and, with respect to an assignment only, the unamortized costs of leasehold improvements paid for by Tenant in excess of Landlord’s Contribution to the extent the assignee has paid consideration specifically on account of the same), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.
All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) business days of receipt of same by Tenant.
12.7 Additional Conditions
A.It shall be a condition of the validity of any assignment or subletting consented to under Section 12.4 above, or any assignment or subletting of right under Section 12.5 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 12.5, such subtenant shall agree on a pro rata basis to be so bound) and (b) to comply with the provisions of Article XII hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 13.13) as provided in Section 13.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.
B.As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $2,500.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request up to a maximum of Five Thousand and 00/100 Dollars ($5,000.00) in connection with any single request for consent.

C.If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, at any time and from time to time after the occurrence of an Event of Default by Tenant, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Article XII hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.
D.The consent by Landlord to an assignment or subletting under Section 12.4 above, or the consummation of an assignment or subletting of right under Section 12.5 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.
E.On or after the occurrence of a monetary or material non-monetary “Event of Default” (defined in Section 15.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.
F.Without limiting Tenant’s obligations under Article IX and except as expressly provided in Section 12.3 above, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.
G.In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable Legal Requirements and any alterations must be approved by Landlord in accordance with Article IX, including, without limitation, all requirements concerning access and egress; (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises and shall restore the Premises to its original layout prior to expiration of the Term, including, without limitation, removing all demising walls, wiring and other improvements made; and (iii) there shall be no more than one (1) sublease in effect in the Premises at any given time.
ARTICLE XIII.

Indemnity and Insurance
13.1 Tenant’s Indemnity
a.Indemnity. To the fullest extent permitted by law, but subject to the limitations in Section 13.13 of this Article (waiver of subrogation) and Section 16.24 below, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building or the Common Areas where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages result from the negligence or willful misconduct or breach of this Lease by any of the Landlord Parties.
b.No limitation. The indemnification obligations under this Section 13.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.
c.Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

d.Survival. The terms of this Section 13.1 shall survive any termination or expiration of this Lease.
e.Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.
13.2 Tenant’s Risk
Tenant agrees to use and occupy the Premises, and to use such other portions of the Building as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.
13.3 Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease (exclusive of Tenant’s indemnification for a breach of this Lease by Tenant pursuant to clause (iv) of Section 13.1). The minimum limits of liability of such insurance shall be Five Million Dollars ($5,000,000.00) per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.
13.4 Tenant’s Property Insurance
Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and containing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and other property of Tenant located at the Premises, which are permitted to be removed by Tenant at the expiration or earlier termination of the Lease Term except to the extent paid for by Landlord (collectively “Tenant’s Property”). The business interruption insurance required by this Section 13.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article XIV. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article XIV), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.
13.5 Tenant’s Other Insurance
Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.
13.6 Requirements for Tenant’s Insurance
All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class VIII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory (including all primary and excess/umbrella policies); and (3) if reasonably obtainable, contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without the insurer first giving Landlord thirty (30) days’ prior written notice (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action, and in any event, Tenant shall provide Landlord with at least thirty (30) days’ prior written notice of any such cancellation, material change, failure to renew or reduction in the amount of such insurance. No such policy shall contain any self-insured retention greater than One Hundred Thousand Dollars ($100,000.00) for property insurance and Twenty Five Thousand Dollars ($25,000.00) for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 13.13 below. Landlord reserves the right from time to time, but not sooner than the first anniversary of the Commencement Date, to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such r certificates as required by this Article, Landlord may, at its option, on five (5) business days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after delivery to Tenant of bills therefor.
13.7 Additional Insureds
To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 13.3 of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 13.7 must provide coverage to the Additional Insureds that is primary and non-contributory.
13.8 Certificates of Insurance
On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished. Failure by the Tenant to provide the certificates or letters required by this Section 13.8 shall not be deemed to be a waiver of the requirements in this Section 13.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.
13.9 Subtenants and Other Occupants
Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 13.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided, however, with respect to a subtenant of less than all or substantially all of the Premises, Landlord will only require such subtenant to carry the same insurance as Landlord requires of Landlord’s direct tenants of comparable size as the subleased premises. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.
13.10 No Violation of Building Policies
Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord.
13.11 Tenant to Pay Premium Increases
If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Building and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.
13.12 Landlord’s Insurance
a.Required insurance. Landlord shall maintain (i) insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building, (ii) insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord, and (iii) commercial general liability coverage with respect to the Property with the same minimum limits required to be carried by Tenant pursuant to Section 13.3 above of this Lease. Any and all such insurance (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, (y) may be written with deductibles as reasonably determined by Landlord (which such deductible is currently $25,000.00 but which is subject to increase from time to time in Landlord’s reasonable judgement) and (z) shall be included in Landlord’s Operating Expenses in accordance with Section 7.5. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.
b.Optional insurance. Landlord may maintain such additional insurance with respect to the Building, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.
c.Blanket and selfinsurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.
d.No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.
13.13 Waiver of Subrogation
To the fullest extent permitted by law, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any property insurance policy required by this Lease or which would have been so insured had the party carried the property insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.
The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.
13.14  Tenant’s Work
During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.
ARTICLE XIV.
Fire, Casualty and Taking
14.1 Damage Resulting from Casualty
In case during the Lease Term the Building is damaged by fire or other casualty, Landlord shall within sixty (60) days after the occurrence thereof, subject to Force Majeure and/or delays caused by Tenant, notify Tenant in writing of Landlord’s reasonable estimate of the length of time necessary to repair or restore such fire or casualty damage from the time that repair work would commence (“Landlord’s Restoration Estimate”). If the Building is materially damaged by fire or casualty, and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the time that repair work would commence as reasonably determined by Landlord, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.
If the Premises is materially damaged and Landlord’s Restoration Estimate exceeds two hundred ten (210) days from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within ten (10) business days after the receipt of Landlord’s Restoration Estimate, specifying the effective date of termination. The effective date of termination specified by Tenant shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

If during the last Lease Year of the Lease Term (as it may have been extended), the Building shall be damaged by fire or casualty and such fire or casualty damage to the Premises cannot reasonably be expected to be repaired or restored within one hundred twenty (120) days from the time that repair or restoration work would commence as reasonably determined by Landlord, then Tenant shall have the right, by giving notice to Landlord not later than thirty (30) days after such damage, to terminate this Lease, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.
If the Building or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or Landlord has no right to terminate this Lease, and in either such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Building as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building, Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding Tenant’s Property (as defined in Section 13.4 hereof), except as expressly provided in the immediately following paragraph of this Section 14.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, the Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises according to the nature and extent of the injury to the Premises shall be abated from the date of casualty until the date that is thirty (30) days following the date that the Premises shall have been put by Landlord substantially into such condition. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds.
Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 13.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request); provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).
Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within one (1) year from the date of the casualty, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. The term “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond a party’s control or attributable to the action or inaction of the other party.
14.2 Uninsured Casualty
Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained (or required to be maintained pursuant to the terms of this Lease) by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.
14.3 Rights of Termination for Taking
If the entire Building, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.
Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Premises as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.
If the Premises shall be affected by any exercise of the power of eminent domain and neither Landlord nor Tenant shall terminate this Lease as provided above, then the Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises shall be abated for the remainder of the Lease Term.
14.4 Award
Except as otherwise provided in this Section 14.4, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the leasehold interest hereby created, and compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation.
However, nothing contained herein shall be construed to prevent Tenant from prosecuting in any such proceedings a claim for its trade fixtures so taken or relocation, moving and other dislocation expenses, and the unamortized cost of leasehold improvements and Alterations paid for by Tenant, including, the Tenant Improvement Work (as defined in Exhibit B-1) to the extent not paid for out of the Landlord’s Contribution, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.
ARTICLE XV.
Default
15.1 Tenant’s Default

This Lease and the term of this Lease are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default” a “default of Tenant” or similar reference) shall occur and not be cured prior to the expiration of the grace period (if any) herein provided, as follows:
a.Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable, and such failure continues for five (5) business days after written notice from Landlord thereof; or
b.Landlord having rightfully given the written notice specified in (a) above to Tenant twice in any twelve (12) month period, Tenant shall fail thereafter to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same becomes due and payable; or
c.Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Article XII of this Lease and the same continues for fifteen (15) business days after written notice from Landlord thereof; or
d.Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Sections 9.3, 11.2 or 11.10 or Exhibit B1 or a failure to observe the requirements of Section 11.2), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or
e.Tenant shall fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 15.1 specifically referred to) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or if said default shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after notice thereof and/or fail to continuously prosecute the curing of the same to completion with due diligence; or
f.The estate hereby created shall be taken on execution or by other process of law and shall remain undismissed or unstayed for ninety (90) days; or

g.Tenant shall make an assignment or trust mortgage arrangement, so-called, for the benefit of its creditors; or
h.Tenant shall judicially be declared bankrupt or insolvent according to law; or
i.a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer is appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction; or
j.any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding, and such proceedings shall not be fully and finally dismissed within sixty (60) days after the institution of the same; or
k.Tenant shall file any petition in any court, whether or not pursuant to any statute of the United States or any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceeding; or
l.Tenant otherwise abandons or vacates the Premises and leaves the same in an unsafe condition or in a manner that detracts from the first class appearance of the Building (and taking into consideration that Tenant is not actively operating business in the Premises).
15.2 Termination; Re-Entry
Upon the happening of any one or more of the aforementioned Events of Default (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Landlord or Landlord’s agents or servants may give to Tenant a notice (hereinafter called “notice of termination”) terminating this Lease on a date specified in such notice of termination (which shall be not less than five (5) days after the date of the mailing of such notice of termination), and this Lease and the Lease Term, as well as any and all of the right, title and interest of the Tenant hereunder, shall wholly cease and expire on the date set forth in such notice of termination (Tenant hereby waiving any rights of redemption) in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the Lease Term, and Tenant shall then quit and surrender the Premises to Landlord.
In addition or as an alternative to the giving of such notice of termination, Landlord or Landlord’s agents or servants may, by any suitable action or proceeding at law, immediately or at any time thereafter reenter the Premises and remove therefrom

Tenant, its agents, employees, servants, licensees, and any subtenants and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Premises, together with all additions, alterations and improvements thereto; but, in any event under this Section 15.2, Tenant shall remain liable as hereinafter provided.
The words “reenter” and “reentry” as used throughout this Article XV are not restricted to their technical legal meanings.
15.3 Continued Liability; Re-Letting
If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re- entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Annual Fixed Rent, all Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Lease Term, or for the whole thereof, but, in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:
Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, Tenant shall not be entitled to any credit of any kind for any period after the date when the term of this Lease is scheduled to expire according to its terms.
Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.
Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord shall not be entitled to accelerate any portion of the Annual Fixed Rent or any Additional Rent payable under this Lease on account of a Default of Tenant or termination of this Lease or Tenant’s right to possession of the Premises except as expressly set forth Section 15.4 below.
15.4 Liquidated Damages
Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant not later than twelve (12) months after the effective termination date of this Lease under Section 15.2, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article XV, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, using the Federal Reserve discount rate (or equivalent), of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.
For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 15.4, the total rent shall be computed by assuming the Landlord’s Tax Expenses Allocable to the Premises under Section 6.2 and the Operating Expenses Allocable to the Premises under Section 7.5 to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of reentry.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeds in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
15.5 Waiver of Redemption
Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.
15.6 Landlord’s Default
Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (ten (10) business days in the event of non-payment of a monetary obligation of Landlord to Tenant), or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.
Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.
ARTICLE XVI.
Miscellaneous Provisions
16.1 Waiver
Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder.
Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.
No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.
16.2 Cumulative Remedies
Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress which they may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.
16.3 Quiet Enjoyment
This Lease is subject and subordinate to all matters of record. Landlord agrees that, upon Tenant’s paying the Annual Fixed Rent, Additional Rent and other charges herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, and so long as an Event of Default by Tenant is not in existence under this Lease, Tenant shall and may peaceably hold and enjoy the Premises during the term of this Lease (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without interruption or disturbance from Landlord or persons claiming through or under Landlord, subject, however, to the terms of this Lease. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of the Landlord’s interest in the Premises, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners or successors in interest of Landlord’s interest under this Lease, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.
16.4 Surrender
A.No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises as an acceptance of a surrender of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.
B.Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Sections 8.1 and 9.5, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 9.5.
16.5 Brokerage
A.Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm designated in Section 1.2 hereof (the “Broker”); and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.
B.Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the Broker; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers including the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Lease

Term pursuant to a separate written agreement between Landlord and such Broker.
16.6 Invalidity of Particular Provisions
If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
16.7 Provisions Binding, Etc.
The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article XII hereof.
16.8 Recording; Confidentiality
Landlord and Tenant agree not to record the within Lease, but simultaneously with their execution and delivery of this Lease to execute and deliver a Notice of Lease in the form attached hereto as Exhibit K. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.
Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s employees, brokers, agents, partners, lenders, accountants and attorneys and like parties who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.
16.9 Notices and Time for Action
Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notices shall be in writing and shall be sent by hand, registered or certified mail, or overnight or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:
If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.
If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).
Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.
Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.
Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.
Time is of the essence with respect to any and all notices and periods for giving of notice or taking any action thereto under this Lease.
16.10 When Lease Becomes Binding and Authority
Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and

Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.
16.11 Paragraph Headings
The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.
16.12 Rights of Mortgagee
This Lease shall be subject and subordinate to any mortgage now or hereafter on the Building, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefore, provided, however, that in consideration of and as a condition precedent to Tenant’s agreement to subordinate this Lease with respect to mortgages hereafter placed on the Building shall be the receipt by Tenant of a commercially reasonable nondisturbance agreement from and wherein the applicable mortgagee expressly recognizes the rights of Tenant under this Lease (including the right to use and occupy the Premises and to lease additional premises at the Building) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly an instrument of subordination and recognition (an “SNDA”) in the form attached hereto as Exhibit L, as amended by such commercially reasonable changes as Tenant may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.
16.13 Rights of Ground Lessor
If Landlord’s interest in property (whether land only or land and buildings) which includes the Premises is acquired by another party and simultaneously leased back to Landlord herein, the holder of the ground lessor’s interest in such lease shall enter into a recognition agreement with Tenant simultaneously with the sale and leaseback, wherein the ground lessor will agree to recognize the right of Tenant to use and occupy the Premises upon the payment of Annual Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder, and wherein Tenant shall agree to attorn to such ground lessor as its Landlord and to perform and observe all of the tenant obligations hereunder, in the event such ground lessor succeeds to the interest of Landlord hereunder under such ground lease.
16.14 Notice to Mortgagee and Ground Lessor
After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the leased premises, no notice of a default from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time after such notice (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 16.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 16.14.
16.15 Assignment of Rents
With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

a.That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect or upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.
In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser-lessor agrees in a written non disturbance agreement reasonably acceptable to Tenant to recognize the rights of Tenant under this Lease, including the right of Tenant to use and occupy the Premises upon the payment of rent and all other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease. For all purposes, such seller lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.
16.16 Status Report and Financial Statements
Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within fifteen (15) business days after the request of Landlord made from time to time, will within fifteen (15) business days after such request furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises or the Building, or any potential purchaser of the Premises or the Building (each an “Interested Party”) a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, upon Landlord’s written request given not more than once in any 12-month period, the most recent audited financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as requested by Landlord, or if Tenant does not have its financials audited, Tenant shall provide financial statements certified by the appropriate accounting or finance officer of Tenant, including, but not limited to, a balance sheet, income statement and cash flow statements which financial statements shall include sufficient detail and information for Landlord to assess Tenant’s financial condition. Any such status statement or financial statement delivered by Tenant pursuant to this Section 16.16 may be relied upon by any Interested Party.
Landlord shall keep any non-public information provided by Tenant pursuant to this Section 16.16 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding.
16.17  Self-Help
If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease and (except in the case of emergency) if the same continues unpaid or unperformed beyond applicable grace periods, then Landlord may, but shall not be obligated so to do, after ten (10) days’ notice to and demand upon Tenant, or without notice to or demand upon Tenant in the case of any emergency, and without waiving, or releasing Tenant from, any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to perform under this Lease in such manner and to such extent as may be reasonably necessary, and, in exercising any such rights, pay any costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the Default Interest Rate (as defined in Section 16.21), from the date of the making of such expenditures by Landlord, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to the Landlord on demand, and if not promptly paid shall be added to any rent then due or thereafter becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.
16.18 Holding Over
Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (y) (i) for the first thirty (30) days of any such holdover, an amount equal to 125% of the sum of the Annual Fixed Rent and Additional Rent (including Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises) calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holdover, (ii) during the second month of any such holdover, an amount equal to 150% of the Annual Fixed Rent and Additional Rent (including Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises) calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holdover, and (iii) thereafter during any such holdover period, an amount equal to 200% of the Annual Fixed Rent and Additional Rent (including Operating Expenses Allocable to the Premises and Landlord’s Tax Expenses Allocable to the Premises) calculated (on a daily basis) at the rate payable under the terms of this Lease immediately prior to the commencement of such holdover, or (x) the fair market rental value of the Premises; in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s holdover in the Premises after the expiration or prior termination of the Term of this Lease; provided, however, Tenant shall not be liable for indirect or consequential damages suffered by Landlord on account of any such holding over by Tenant unless such holding over continues for more than thirty (30) days after the expiration of the Term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.
16.19 Entry by Landlord
Landlord, and its duly authorized representatives, shall, upon reasonable prior notice (except in the case of emergency), have the right to enter the Premises at all reasonable times (except at any time in the case of emergency) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 4.1, 7.1 and 7.2 and Exhibit B1), and to show the Premises to prospective tenants during the fifteen (15) months preceding expiration of the Term of this Lease as it may have been extended (or during the final twentyfour (24) months of the Term if Tenant has no further extension options) and at any reasonable time during the Lease Term to show the Premises to prospective purchasers and mortgagees. Landlord agrees to use commercially reasonable efforts to not unreasonably interfere with Tenant’s use of the Premises during any such entry into the Premises and to schedule any such access hereunder during Tenant’s normal business hours and in the presence of a Tenant representative when feasible, except in the event of an emergency, and any work in any portion of the Premises then occupied by Tenant that would interfere with the operation of a first-class business office (whether due to noise, the creation of dirt or debris, or otherwise) will be performed after the Building’s normal business hours.
16.20 Tenant’s Payments
Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) business days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Subject to Tenant’s express rights under Section 7.6 of this Lease, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.
16.21 Late Payment
If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate (the “Default Interest Rate”) equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus four percent (4%), or (ii) the maximum applicable legal rate, if any. However, Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days after written notice of such delinquency is given to Tenant (provided that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Such late charge and interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.
16.22 Counterparts
This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.
16.23 Entire Agreement
This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.
16.24 Landlord Liability
Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Building and the rent, insurance proceeds, condemnation awards, and other income derived therefrom, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any beneficiary of any Trust of which any person from time to time holding Landlord’s interest is Trustee, nor any such Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any other action which shall not involve the personal liability of Landlord, or of any successor holder of Landlord’s interest hereunder, or of any beneficiary of any trust of which any person from time to time holding Landlord’s interest is Trustee, or of any such Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s interest in said Building, as aforesaid, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder. In no event shall Landlord ever be liable for any indirect or consequential damages or loss of profits or the like.
16.25 No Partnership

The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.
16.26 Letter of Credit
(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of One Million One Hundred Forty Thousand Three Hundred Seventy Eight Dollars and Sixty Cents ($1,140,378.60) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 16.26, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”) provided that cash may be deposited at the Commencement Date for up to sixty (60) days while Tenant secures the Letter of Credit in conformance with this Section 16.26. The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit J or on another form reasonably satisfactory to Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts, or by facsimile with presentation by overnight delivery the next day, and (iv) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. Landlord acknowledges that the letter of credit issued by Silicon Valley Bank simultaneously with the execution of this Lease has been approved by Landlord. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of one (1) year and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 16.26. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence of any default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 16.26. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

(B) If Tenant satisfies the Reduction Condition as of the applicable Reduction Review Date, as such terms are hereinafter defined, then, upon written request of Tenant, the amount of the Letter of Credit shall be reduced to (i) Eight Hundred Fifty Five Thousand Two Hundred Eighty Three Dollars and Ninety Five Cents ($855,283.95) if, as of the expiration of the first full Rent Year no monetary or material non-monetary Event of Default by Tenant has occurred, and (ii) Five Hundred Seventy Thousand One Hundred Eighty Nine Dollars and Thirty Cents ($570,189.30) if, as of the expiration of the second full Rent Year no monetary or material non-monetary Event of Default by Tenant has occurred. In no event shall the Letter of Credit have automatic reduction provisions. Upon Tenant’s satisfaction of the Reduction Condition(s), Landlord shall authorize Tenant and the Letter of Credit issuer to amend or replace the existing Letter of Credit, at Tenant’s option and at Tenant’s sole cost and expense, in accordance with the reduced amounts set forth in this Section 16.26(B).

(C) Tenant not then being in default and having performed all of its obligations under this Lease in all material respects, including the payment of all Annual Fixed Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 16.26, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the

Premises by Tenant to Landlord in the condition required in the Lease at such time.

16.27 Electronic Signatures
The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature.  Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

16.28 Reserved
16.29 Governing Law
This Lease shall be governed exclusively by the provisions hereof and by the law of The Commonwealth of Massachusetts, as the same may from time to time exist.
16.30 Payment of Litigation Expenses
In the event of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises or in connection with any bankruptcy case, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

16.31 Waiver of Trial by Jury
To induce Landlord to enter into this Lease, the Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

ARTICLE XVII.
Tenant Signage
17.1 Definitions.
The following terms have the meanings herein set forth for all purposes under this Lease, and capitalized terms used in the following definitions which are not elsewhere defined in this Lease are defined in this Section 17.1:

A.“Building Signage” means one (1) “blade” identification sign with Tenant’s name and logo on the exterior façade of the Building.
B."Lobby Signage" means one (1) non-exclusive sign with Tenant’s name to be located on the main lobby directory signage listings.
C.“Premises Signage” means Building-standard identification sign with Tenant’s name on the entry of the Premises.
D.“Signage Appearance Standards” means that the finished appearance, taking into account the applicable Signage Factors, (i) shall be of high quality and have a tasteful presentation which is aesthetically compatible and harmonious with the architectural elements of the Building and the Complex, (ii) shall not interfere with Landlord’s ability to use, operate, maintain and manage the Building in a first-class manner similar to other office buildings in similar locations, with similar types of tenants, and (iii) shall comply in all respects with any historic preservation restriction applicable to the Building.
E.“Signage Factors” means the design, size, materials, quality, method of attachment, coloring and location of the signage.
F.“Tenant’s Signage” means that the Building Signage, the Lobby Signage and the Premises Signage.
17.2 Signage.
A.Landlord shall provide and install, at Landlord’s expense, letters or numerals on the main entrance door to the Premises to identify Tenant’s name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises.  In addition, Tenant shall have the right, at its sole cost and expense and subject to Landlord’s right to reasonably approve all graphics, to install letters or numerals on all other entrance doors to the Premises to identify Tenant’s name and Building address and that of its permitted subtenant or any other permitted occupant of the Premises.
B.Tenant shall have the right, at its sole cost and expense, to design and install the Building Signage, subject to applicable zoning requirements, applicable laws, any historic preservation restrictions or requirements in connection with the Historic Tax Credits, and to Tenant obtaining all necessary permits and approvals therefor (Landlord hereby agreeing to cooperate with Tenant, at no cost or expense to Landlord, in Tenant’s obtaining of such permits and approvals). The location of the Building Signage and the final design thereof shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed.
C.Landlord shall provide and install, at Landlord’s expense, the Lobby Signage with Landlord’s building standard letters, numerals and graphics.

D.Tenant’s Signage shall satisfy, as determined by Landlord in Landlord’s reasonable discretion, the Signage Appearance Standards in all respects.
E.The installation and maintenance of Tenant’s Building Signage shall be at the sole cost and expense of Tenant except that Landlord shall be responsible for the costs of any structural supports or modifications required for the Building to affix the Building Signage to the Building.  Landlord shall not be liable or responsible to Tenant for any damage to Tenant’s Signage unless resulting from the negligence or willful misconduct of Landlord or any of the Landlord Parties and subject to the provisions of Section 13.14 of this Lease; provided, however, that Landlord, at Tenant’s sole cost and expense and with Tenant’s prior written approval (which such approval shall be deemed granted if Tenant fails to respond to Landlord’s request within five (5) business days after delivery), shall maintain the Tenant’s Signage and repair any damage to Tenant’s Signage.  Tenant agrees to pay Landlord as Additional Rent the actual and reasonable cost of any such maintenance and repairs within thirty (30) days after delivery by Landlord of a bill therefor.
F.The rights provided to Tenant under this Section 17.2 are personal to Tenant and may not be transferred or assigned.
G.Upon the expiration or earlier termination of this Lease, Tenant shall remove all (and at any time prior thereto Tenant may remove any) of Tenant’s Signage at Tenant’s sole cost and expense (exclusive of any main lobby directory sign listings of Tenant which shall be removed by Landlord) and shall, at Tenant’s sole cost and expense, restore any damage to the Building caused by such removal.
H.If necessary or advisable in connection with maintenance, repairs or construction, Landlord may, at Tenant’s cost and expense, temporarily cover or remove Tenant’s Signage for the reasonable duration of the subject work and Landlord will be responsible to repair any damage to Tenant’s Signage caused by Landlord’s performance of such maintenance, repairs or construction.

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EXECUTED as a sealed instrument in two or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

LANDLORD:
BEACON NORTH VILLAGE, LLC By: /s/ Raymond J.Ciccolo________ Name: Raymond J. Ciccolo________ Title: President__________________
TENANT:
X4 Pharmaceuticals, Inc., a Massachusetts corporation
By: /s/ Adam Mostafa
Name: Adam Mostafa
Title: Chief Financial Officer
Hereunto duly authorized

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